Rule 424B3
                                                              File No. 333-11687

                   SUPPLEMENT NO. TWO DATED NOVEMBER 20, 1997
                     TO PROSPECTUS DATED SEPTEMBER 30, 1996
                                  INACOM CORP.
            6% Convertible Subordinated Debentures due June 15, 2006


         All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated September 30, 1996, forming a part of the Registration Statement on Form S-3, File No. 333-11687. Any cross references in this Supplement refer to portions of the Prospectus.

         The information concerning the Selling Holders listed under "Selling Holders" in the Prospectus may change from time to time and will be set forth in supplements, such as this Prospectus Supplement Two.

         The purpose of this Supplement is to add additional Selling Holders as of November 20, 1997. The following table sets forth the name of each additional Selling Holder and (i) the amount of Debentures owned by each additional Selling Holder as of November 20, 1997 and (ii) the number of shares of Common Stock which may be offered for the account of such Selling Holder under the Prospectus.

                                                Aggregate Principal                         Number of Shares
                                               Amount of Debentures                          of Common Stock
                                                 That May Be Sold                           That May Be Sold*

Bear Stearns Securities Corp.                    $       5,000,000                                208,333
Investco Capital Funding, Ltd.                               8,000                                    333
Select Financial Svcs. Inc.                                  5,000                                    208
Tamil Limited                                               12,000                                    500
Stephen S. & Celeste C. Weisglass                           40,000                                   1666
Celeste C. Weisglass                                        40,000                                   1666
Amoco Corp. Master Trust                                   920,000                                 38,333
Minnesota Bakers Union Pension Fund                         30,000                                   1250
Bakers Local 433 Pension Trust                              40,000                                   1666
SSI Balanced Hedge Partnership                              45,000                                   1875
James & Abigail Campbell Foundation                         50,000                                   2083
Estate of James J. Campbell                                 10,000                                    416
Twin City Bakery Drivers Pension Fund                       15,000                                    625
Hawaiian Airlines Pension Plan                             125,000                                   5208
Alliance International Ltd.                                 35,000                                   1458
SSI Aurora Partners, L.P.                                  110,000                                   4583
Bakel International Company Ltd.                           115,000                                   4791
Consolidated Investment Group, Ltd.                         72,000                                   3000
Comarco Corp.                                                8,000                                    333

*Assumes a conversion price of $24.00 per share.

         The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Holders in future supplements to the Prospectus.


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